Exhibit 99.1

N E W S B U L L E T I N FROM: FOR IMMEDIATE RELEASE

CalAmp Announces Appointment of Jorge Titinger to Board of Directors

Director Thomas Pardun to retire after 9 years of service

OXNARD, Calif., June 8, 2015--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today announced that a new independent director, Jorge L. Titinger, has been appointed to the Company’s Board of Directors effective June 9, 2015.  This appointment expands the Company’s Board to eight members.

The Company also announced that Thomas E. Pardun, a director of the Company since 2006, has chosen to retire from the Board effective at the annual meeting on July 28, 2015, at which time the size of the Board will be reduced to seven members.

Albert J. “Bert” Moyer, CalAmp’s Chairman of the Board, said, “I am delighted to welcome Jorge Titinger to CalAmp’s Board of Directors. Jorge has extensive executive management and directorship experience with publicly held technology companies. Our board is looking forward to his insights and perspectives as we advance our strategy to drive profitable growth in the machine-to-machine communications market.”

Mr. Moyer continued, “The Board of Directors extends its sincere appreciation to Tom Pardun for his exemplary service to the Company over the past nine years. Tom helped guide CalAmp through an incredible corporate transformation that created the foundation for the substantial growth we continue to experience. Throughout Tom’s tenure on our board, his leadership and counsel have been invaluable. We wish him well in his retirement.”

Jorge Titinger currently serves as President, CEO and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February 2012. Mr. Titinger served as President, CEO and board member of Verigy Ltd. from January 2011 until October 2011, as President and COO from July 2010 to January 2011, and as COO from June 2008 to July 2010. Verigy was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as President and CEO of Verigy, then a subsidiary of Advantest Corporation. Prior to his service at Verigy, Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. In addition to serving as a director of Silicon Graphics, Mr. Titinger currently serves on the board of Xcerra Corporation. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management, all from Stanford University.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. For more information, please visit http://www.calamp.com.

AT THE COMPANY:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com